UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

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NUWELLIS, INC.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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April 7, 2023

To our Stockholders:

We cordially invite you to attend our 2023 annual meeting of stockholders, which will be held on May 19, 2023, at 2:00 p.m. U.S. Central Time, as a virtual meeting at www.viewproxy.com/NUWE/2023, where you will be able to listen to the meeting live, view the list of stockholders entitled to vote at the meeting, submit questions and vote online. We believe that a virtual meeting of stockholders provides greater access to those who may want to attend and, therefore, have chosen this method for our Annual Meeting over an in-person meeting. The business to be conducted at the annual meeting is set forth in the attached Notice of 2023 Annual Meeting of Stockholders and Proxy Statement.

Thank you for your continued support of Nuwellis, Inc.

Sincerely,

John L. Erb
Chairman of the Board of Directors

Corporate Headquarters
12988 Valley View Road
Eden Prairie, Minnesota 55344
(952) 345-4200

NUWELLIS, INC.
NOTICE OF 2023 ANNUAL MEETING OF STOCKHOLDERS

Our 2023 annual meeting of stockholders will be held on Friday, May 19, 2023, at 2:00 p.m. U.S. Central Time, as a virtual meeting. In order to attend, you must register at www.viewproxy.com/NUWE/2023 to conduct the following items of business:

●	Proposal 1 - To elect two Class I directors named in the accompanying proxy statement, each to serve for a three-year term or until his successor has been duly elected and qualified.

●	Proposal 2 - To approve, on an advisory basis, Baker Tilly US, LLP as our independent registered public accounting firm for the year ending December 31, 2023.

●	To transact any other business that may properly come before the meeting or any postponement or adjournment of the meeting.

Only holders of our common stock at the close of business on March 29, 2023, the record date, are entitled to receive this notice and to attend and vote at the annual meeting. For ten days prior to the meeting, a complete list of stockholders will be available during regular business hours at our principal executive office, 12988 Valley View Road, Eden Prairie, Minnesota 55344. A stockholder may examine the list for any legally valid purpose related to the meeting.

Your vote is important. Whether or not you plan to attend the annual meeting, we urge you to vote promptly and save us the expense of additional solicitation. If you attend the virtual meeting, you may revoke your proxy in accordance with the procedures set forth in the proxy statement and vote online at the virtual meeting.

By Order of the Board of Directors,

Neil P. Ayotte
Secretary

Eden Prairie, Minnesota
April 7, 2023

i

NUWELLIS, INC. PROXY STATEMENT

ANNUAL MEETING OF STOCKHOLDERS MAY 19, 2023

ABOUT THE ANNUAL MEETING

Who is soliciting my vote?

The Board of Directors (the “Board”) of Nuwellis, Inc. (the “Company,” “we,” “us,” and “our”) is soliciting your proxy, as a holder of our common stock, for use at our 2023 annual meeting of stockholders and any adjournment or postponement of such meeting. The 2023 annual meeting will be held on Friday, May 19, 2023, at 2:00 p.m. Central Time, as a virtual meeting. In order to attend the meeting, you must first register at https://www.viewproxy.com/NUWE/2023/. After registering, you will receive an e-mail containing a unique link and password that will enable you to attend the meeting, ask questions and vote at the meeting and at any adjournment or postponement thereof.

The notice of annual meeting, proxy statement and form of proxy was first mailed to stockholders of record on or about April 7, 2023.

What is the purpose of the annual meeting?

At our annual meeting, you will be voting on:

●	Proposal 1 - To elect two Class I directors named in this proxy statement, each to serve for a three-year term or until his successor has been duly elected and qualified.

●	Proposal 2 - To approve, on an advisory basis, Baker Tilly US, LLP (“Baker Tilly”) as our independent registered public accounting firm for the year ending December 31, 2023.

●	To transact any other business that may properly come before the meeting or any postponement or adjournment of the meeting.

The Board recommends a vote FOR each of the director nominees listed in this proxy statement and FOR the approval of Baker Tilly US, LLP as our independent registered public accounting firm for 2023.

We are not aware of any other matters that will be brought before the stockholders for a vote at the annual meeting. If any other matter is properly brought before the meeting, your signed proxy card gives authority to your proxies to vote on such matter in their best judgment; proxy holders named in the proxy card will vote as the Board recommends or, if the Board gives no recommendation, in their own discretion.

During or immediately following the annual meeting, management will report on our performance and will respond to appropriate questions from stockholders. Representatives of Baker Tilly will be present at the annual meeting, will have the opportunity to make a statement, if they desire to do so, and will answer appropriate questions from our stockholders.

Except as noted herein, share numbers are provided as of the close of business on March 29, 2023 (the “Record Date”).

Who is entitled to vote?

You may vote if you owned shares of our common stock at the close of business on March 29, 2023, the Record Date, provided such shares are held directly in your name as the stockholder of record or are held for you as the beneficial owner through a broker, bank or other nominee. Each share of common stock is entitled to one vote on each matter properly brought before the meeting. As of the Record Date we had 1,206,932 shares of common stock outstanding and entitled to vote. On December 9, 2022, we effected a 1-for-100 reverse stock split of our outstanding common stock. All share amounts and warrant or option exercise prices contained in this proxy statement reflect that adjustment.

What is the difference between a stockholder of record and a beneficial owner?

Stockholders of Record. If your common shares are registered directly in your name with our transfer agent, American Stock Transfer & Trust Company, you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to us through the enclosed proxy card or to vote online at the annual meeting.

Beneficial Owners. Many of our stockholders hold their common shares through a broker, bank or other nominee rather than directly in their own names. If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the beneficial owner with respect to those shares, and these proxy materials (including a voting instruction card) are being forwarded to you by your broker, bank or nominee who is considered the stockholder of record with respect to those shares. As the beneficial owner, you have the right to direct your broker, bank or nominee on how to vote and are also invited to attend the annual meeting. However, since you are not the stockholder of record, you may not vote these shares online at the annual meeting unless you request and obtain a proxy from your broker, bank or nominee and then register to attend the meeting, as described above. Your broker, bank or nominee has enclosed a voting instruction card for you to use in directing the broker, bank or nominee on how to vote your shares.

May I attend the virtual annual meeting and vote my shares at the meeting?

All of our stockholders are invited to participate in the virtual annual meeting. If you are a registered holder, you may register and log in on the meeting date. For stockholders who hold shares via a broker or bank, to participate in the annual meeting, you must register in advance by May 5, 2023.

Stockholders of Record. If you are a stockholder of record, you may register at www.viewproxy.com/NUWE/2023. To be admitted to the annual meeting and vote your shares, you will log in using your unique link and password provided upon registering. We encourage you to access the meeting prior to the start time leaving ample time for the check in.

Beneficial Owners: If you hold your common shares through a broker, bank or other nominee and want to vote such shares during the annual meeting, you must first obtain a valid legal proxy from your broker, bank or other nominee and then register in advance to attend the annual meeting. Follow the instructions from your broker or bank included with these proxy materials or contact your broker or bank or other nominee to request a legal proxy form. After obtaining a valid legal proxy from your broker, bank or other nominee, to then register to attend the annual meeting, you must submit proof of your legal proxy, reflecting the number of your shares along with your name and email address, to Alliance Advisors, LLC. Requests for registration should be directed to virtualmeeting@viewproxy.com .. Written requests can be mailed to:

Alliance Advisors, LLC
200 Broadacres Drive, 3rd Floor
Bloomfield, New Jersey 07003
Attn: Proxy Logistics

Requests for registration must be labeled as “Legal Proxy” and be received no later than 5:00 p.m., Eastern Time, on May 9, 2023.

You will receive a confirmation of your registration by email after we receive your registration materials. You may attend the annual meeting and vote your shares at www.viewproxy.com/NUWE/2023 during the meeting. Follow the instructions provided to vote. We encourage you to access the meeting prior to the start time leaving ample time for the check in.

Can I vote my shares without attending the annual meeting?

Stockholders of Record. You may vote by completing, signing and returning the enclosed proxy card in the postage-paid envelope provided.

If you are a stockholder of record, you may also vote by internet or by phone. To vote by internet or by phone, you will need to use the control number provided to you in the materials with this proxy statement and follow the additional steps when prompted. The steps have been designed to authenticate your identity, allow you to give voting instructions, and confirm that those instructions have been recorded properly.

Beneficial Owners. If you are a beneficial owner, you must vote your shares in the manner prescribed by your broker, bank or other nominee. You will receive a voting instruction card (not a proxy card) to use in directing the broker, bank or other nominee how to vote your shares. You may also have the option to vote your shares via the internet.

Can I change my vote?

Stockholders of Record. You may change your vote at any time before the proxy is exercised by sending a written notice of revocation or a later-dated proxy to our Secretary, which must be received prior to commencement of the annual meeting; by submitting a later-dated proxy via internet or phone before 11:59 p.m. U.S. Eastern Time on May 18, 2023; or by voting online at the annual meeting. Your attendance at the virtual annual meeting online will not cause your previously granted proxy to be revoked unless you file the proper documentation for it to be so revoked.

Beneficial Owners. If you hold your shares through a broker, bank or other nominee, you should contact such person prior to the time such voting instructions are exercised.

What does it mean if I receive more than one proxy card or voting instruction card?

If you receive more than one proxy card or voting instruction card, it means that you have multiple accounts with brokers, banks or other nominees and/or our transfer agent. Please sign and deliver, or otherwise vote, each proxy card and voting instruction card that you receive. We recommend that you contact your nominee and/or our transfer agent, as appropriate, to consolidate as many accounts as possible under the same name and address. Our transfer agent is American Stock Transfer & Trust Company LLC, 6201 15th Avenue, Brooklyn, New York 11219; telephone: 800-937-5449.

What if I do not vote for some of the items listed on my proxy card or voting instruction card?

Stockholders of Record. If you indicate a choice with respect to any matter to be acted upon on your proxy card, the shares will be voted in accordance with your instructions. Proxy cards that are signed and returned, but do not contain voting instructions with respect to any matter, will be voted in accordance with the recommendations of the Board on that matter.

Beneficial Owners. If you indicate a choice with respect to any matter to be acted upon on your voting instruction card, the shares will be voted in accordance with your instructions. If you do not indicate a choice or return the voting instruction card, the broker, bank or other nominee will determine if it has the discretionary authority to vote on each matter. Under applicable regulations, a broker, bank or nominee has the discretion to vote on routine matters, including the advisory approval of the independent registered public accounting firm. For all other matters at the 2023 annual meeting, brokers and certain banks and nominees will be unable to vote on your behalf if you do not instruct them how to vote your shares in the manner set forth on your voting instruction card. Therefore, it is very important for you to vote your shares for each proposal.

How many shares must be present to hold the meeting?

In order for us to conduct the annual meeting, one-third of our outstanding shares entitled to vote as of the Record Date must be present virtually via the internet or by proxy at the meeting. This is called a quorum. Abstentions and broker non-votes will be considered present for purposes of determining a quorum.

What vote is required to approve each item of business?

Proposal 1—Election of Directors. The two nominees receiving the highest number of “FOR” votes at the annual meeting will be elected as Class I directors. This is called a plurality. Abstentions and broker non-votes will have no effect on the outcome of the vote.

Proposal 2—Advisory Approval of Independent Registered Public Accounting Firm for 2023. The affirmative vote of holders of one-third of shares entitled to vote and present at the annual meeting, virtually via the internet or by proxy, is required for advisory approval of Baker Tilly as our independent registered public accounting firm for 2023. Abstentions and broker non-votes will have no effect on the outcome of this proposal unless you return your proxy card and select “Abstain,” which will have the same effect as a vote against the matter.

Although the vote on Proposal 2 is not binding on the Company, the Audit Committee will take your vote on this proposal into consideration when selecting our independent registered public accounting firm in the future.

Other Matters. If any other matter is properly submitted to the stockholders at the meeting, the required vote will depend on the matter. The Board does not propose to conduct any business at the meeting other than as stated above.

Who will count the votes and where can I find the voting results?

Alliance Advisors, LLC will tabulate the voting results. We intend to announce the preliminary voting results at the annual meeting and, in accordance with the rules of the Securities and Exchange Commission (the “SEC”), we intend to publish the final results in a current report on Form 8-K within four business days of the annual meeting.

Who can help answer my other questions?

If you have more questions about the proposals or voting, you should contact Alliance Advisors, LLC, which is assisting us with the proxy solicitation.

The Solicitation Agent for the Meeting is:

Alliance Advisors, LLC

200 Broadacres Drive, 3rd Floor

Bloomfield, New Jersey 07003

Tel: (855) 935-2556

PROPOSAL 1 – ELECTION OF DIRECTORS

The Board currently consists of six directors serving three-year staggered terms. The Board has re-nominated current Class I directors, Nestor Jaramillo, Jr., our President and Chief Executive Officer, and Warren S. Watson, our Lead Independent Director, for new three-year terms.

The two Class I directors to be elected at the annual meeting will hold office until the 2026 annual meeting of stockholders. Each director will serve until a successor is duly elected and qualified or until such director’s earlier death, resignation or removal. The remaining directors are two Class II directors, whose terms expire in 2024 and two Class III directors, whose terms expire in 2025.

Each nominee has consented to be listed in this proxy statement and agreed to serve as a director if elected by the stockholders. If any nominee becomes unable or unwilling to serve between the date of this proxy statement and the annual meeting, the Board may designate a new nominee, and the persons named as proxies in the attached proxy card will vote for that substitute nominee. Alternatively, the Board may reduce the size of the Board.

The Board recommends that you vote FOR the election of each of the Class I director nominees.

Board of Directors

The director and director nominees of the Company are as follows:

Name	Age	Title	Class – Term Ending
John L. Erb	74	Chairman of the Board; Director	Class III – 2025
Maria Rosa Costanzo, M.D.	68	Director	Class II – 2024
Nestor Jaramillo, Jr.	65	President & Chief Executive Officer; Director	Class I – 2023
Jon W. Salveson	58	Director	Class II – 2024
Gregory D. Waller	73	Director	Class III – 2025
Warren S. Watson	70	Lead Independent Director	Class I – 2023

Specific Qualifications, Attributes, Skills and Experience to be Represented on the Board

The Nominating and Corporate Governance Committee of the Board is responsible for reviewing and assessing with the Board the appropriate skills, experience and background sought of Board members in the context of our business and the then-current membership on the Board. The Nominating and Corporate Governance Committee and the Board review and assess the continued relevance of and emphasis on these factors as part of the Board’s annual self-assessment process and in connection with candidate searches to determine if they are effective in helping to satisfy the Board’s goal of creating and sustaining a Board that can appropriately support and oversee the Company’s activities.

We believe our directors have an appropriate balance of knowledge, experience, attributes, skills and expertise as a group to ensure that the Board appropriately fulfills its oversight responsibilities and acts in the best interests of our stockholders. Although specific qualifications for Board membership may vary from time to time, desired qualities include (i) the highest ethical character, integrity and shared values with the Company, (ii) relevant expertise upon which to be able to offer advice and guidance to management, (iii) sound business judgment, and (iv) sufficient commitment and availability to effectively carry out a director’s duties. Listed below are additional key skills and experience that we consider important for our directors to have in light of our current business and structure. Thereafter, the biographies of the directors and nominees set forth their business experience during at least the past five years, as well as the specific experience, qualifications, attributes and skills that led to the Nominating and Corporate Governance Committee’s conclusion that each director and nominee should continue to serve on the Board.

●	Industry Experience. We are an early-stage medical device company focused on commercializing our Aquadex SmartFlow® system. Experience in the medical device industry is useful in understanding our business strategy, the regulatory environment we face within the United States and abroad and our primary competitors.

●	Senior Leadership Experience. Directors who have served in senior leadership positions can provide experience and perspective in analyzing, shaping, and overseeing the execution of important operational, organizational and policy issues at a senior level.

●	Financial and Accounting Expertise. Knowledge of the financial markets, corporate finance, accounting regulations, and accounting and financial reporting processes can assist our directors in understanding, advising, and overseeing our capital structure, financing activities, financial reporting, and internal control of such activities. The Company also strives to have at least one director who qualifies as a financial expert under SEC rules.

●	Public Company Board Experience. Directors who have served on other public company boards can offer advice and insights with regard to the dynamics and operation of a board of directors, the relations of a board to the chief executive officer and other management personnel, the importance of particular agenda and oversight matters, and oversight of a changing mix of strategic, operational, governance and compliance-related matters.

●	Business Development and Mergers and Acquisitions Experience. Directors who have background in business development and in mergers and acquisitions transactions can provide insight into developing and implementing strategies for growing our business, which may include mergers and acquisitions. Useful experience in mergers and acquisitions includes an understanding of the importance of “fit” with the Company’s culture and strategy, the valuation of transactions, and management’s plans for integration with existing operations.

Director Background and Qualifications

John L. Erb has served as a director of the Company since September 2012 and as chairman of our Board since October 2012. Previously, Mr. Erb served as president and chief executive officer from November 2015 to January 2021. He was executive chairman of the board (during 2007) and chief executive officer (from 2001 to 2006) of the previous owner of the Aquadex™ system, which was also known as CHF Solutions, Inc., a medical device company involved in the development, manufacturing and distribution of devices to treat congestive heart failure. Mr. Erb previously served as chief executive officer (from 2007 to 2020) of NuAx, Inc. (formerly Cardia Access, Inc.), a medical device company involved in developing new devices for the treatment of heart disease; president and chief executive officer of IntraTherapeutics, Inc., a medical device company involved in the development, manufacturing and distribution of peripheral vascular stents, from 1997 to 2001; and in various positions, including as vice president of worldwide operations at Schneider, a division of Pfizer, Inc., from 1991 to 1997. Mr. Erb’s prior board experience includes service as a director of SenoRx, Inc., (a Nasdaq listed company), from December 2001 to July 2010; service as a director of CryoCath Technologies Inc., (a publicly traded Canadian company), from October 2000 to December 2008; and service as director of Vascular Solutions, Inc., (a Nasdaq listed company) from 2002 to 2019, where he also served as chairman of the Board (from 2011 to 2017) and chairman of the compensation and nominating and corporate governance committees. Mr. Erb served as a director and chief executive officer of NeuroMedic, Inc., a private company, from 2010 to 2020, when NeuroMedic was acquired by ReCor Medical, Inc. Mr. Erb currently serves as president and chief executive officer of CRS Teknologies, Inc., a private company whose primary business is the development of diagnostic and therapeutic products to treat cardiorenal syndrome; serves as chairman of the board of Osprey Medical, Inc., a private company dedicated to improving heart imaging procedures, where he also serves as a member of the compensation and audit committees; serves as chairman of the board for IR Medtek, a private company developing oncology products; and as a director of Miromatrix (Nasdaq: MIRO). Mr. Erb received a B.A. in business administration, with a concentration in finance, from California State University, Fullerton.

With over 40 years of experience in the medical device industry, including 20 years of experience serving as chief executive officer of medical device companies, Mr. Erb brings to our Board valuable business, management and leadership experience, as well as a deep understanding of the challenges presented in growing a medical device company. In addition, his role on the boards of Osprey Medical, Vascular Solutions, SenoRx and CryoCath Technologies has provided him with other public company board experience. Having managed significant operations of a multi-national medical device company, Mr. Erb also contributes valuable private company operational experience.

Maria Rosa Costanzo, M.D. has served as a director of the Company since September 2019. Dr. Costanzo has served as the medical director, Heart Failure Research, at Advocate Heart Institute, and the medical director for Advanced Heart Failure at Edward Hospital Center in Illinois since 2002. From 1994 until 2001, Dr. Costanzo served as the medical director of the Heart Failure/Cardiac Transplant Program at Rush University Medical Center and was the John H. and Margaret V. Krehbiel Professor of Cardiology at the Rush Medical College. From 1988 to 1994, she served as medical director of the Loyola University Chicago Heart Failure and Cardiac Transplant Program. From 1995 until 2000, Dr. Costanzo was also the editor in chief of the Journal of Heart and Lung Transplantation. In 2002, she was appointed by the Secretary of Health and Human Services to a four-year term on the National Heart, Lung and Blood Institute Advisory Council. Since 2012, Dr. Costanzo has been a member of the American Board of Internal Medicine exam writing committee for the specialty of Advanced Heart Failure and Transplant Cardiology. Dr. Costanzo currently serves on the board of directors for the Heart Failure Society of America. In addition, she is a member of several medical societies and a fellow with the American College of Cardiology, American College of Physicians, American Heart Association, and the European Society of Cardiology, and a Gold Member of the Heart Failure Association of the European Society of Cardiology. She is also a member of the Ordine Dei Medici (The Italian National Medical Professional Association). Dr. Costanzo received her medical degree with honors from Facolta’ Di Medicina e Chirurgia dell’ Universita’ di Bologna in Bologna, Italy.

Dr. Costanzo’s qualifications to serve on our Board include her years of clinical medical experience in cardiac care, in particular heart failure, including her experiences leading multi-center clinical trials and serving as a board member and fellow on international medical societies.

Nestor Jaramillo, Jr. has served as our president and chief executive officer and as a member of our Board since January 2021. Previously, he served as our president and chief operating officer from July 2020 to January 2021 and our chief commercial officer from May 2019 to July 2020. From October 2017 to May 2019, Mr. Jaramillo served as president and chief executive officer of Innerspace Neuro Solutions, Inc., a commercial-stage medical technology company that developed, manufactured and distributed an intracranial pressure monitoring system. Mr. Jaramillo also served on the board of directors of two private companies: NPI Medical, Inc, from May 2014 to September 2017 and Accu-Mold Corp. from January 2012 to May 2017. From May 2014 to September 2017, Mr. Jaramillo was managing director of healthcare investment banking at Craig-Hallum Capital, based in Minneapolis, Minnesota, and from March 2010 to April 2014, he was managing director of healthcare investment banking at Cherry Tree & Associates, based in Minneapolis, Minnesota. Mr. Jaramillo has also served in a variety of roles at Transoma Medical from 2007 to 2010, St. Jude Medical from 2006 to 2007, and at Medtronic plc from 1982 to 2006. In these roles, his responsibilities included leading sales and marketing teams both in the United States and internationally, where he spent five years in Europe. Mr. Jaramillo received an M.B.A. from the University of St. Thomas and a B.S. in Electrical Engineering from the University of North Dakota.

Mr. Jaramillo’s qualifications to serve on our Board include his multiple years in leadership positions in the medical device industry, including his role as chief executive officer of Innerspace Neuro Solutions, Inc., and his multiple years in investment banking.

Jon W. Salveson has served as a director of the Company since March 2013. Mr. Salveson is vice chairman, investment banking and chairman of the healthcare investment banking group at Piper Sandler. He also serves on the board of Artivion, Inc. (formerly known as CryoLife, Inc.), a leading medical device company focused on cardiac and vascular surgery.

Mr. Salveson joined Piper Sandler in 1993 as an associate, was elected managing director in 1999, and was named group head of the predecessor to Piper Sandler’s international healthcare investment banking group (then Piper Jaffray) in 2001. Mr. Salveson was appointed global head of investment banking and a member of the executive committee of Piper Jaffray in 2004 and has served in his present position as vice chairman, investment banking since July 2010. Mr. Salveson started his career as a market manager at Bio-Metrics Systems (now part of Surmodics, Inc.), an innovator in medical device surface modification, where he gained experience working in cardiology and interventional medicine. Mr. Salveson received his undergraduate degree from St. Olaf College and an M.M.M. in finance from the Kellogg Graduate School of Management at Northwestern University.

Mr. Salveson’s qualifications to serve on our Board include his 25-plus years of experience in healthcare investment banking, advising clients on hundreds of merger and acquisition and financing transactions.

Gregory D. Waller has served as a director of the Company since August 2011. Mr. Waller also serves on the board of directors of Arcadia Bioscience, Inc., a publicly traded company (and as chairman of the audit committee and a member of the compensation committee). Until April 2015, Mr. Waller was chief financial officer of Ulthera

Corporation, a privately held company that sells an ultrasound device used for non-invasive brow lifts, which was sold to Merz North America in July 2014. From March 2006 to April 2011, Mr. Waller was chief financial officer of Universal Building Products, Inc., a manufacturer of concrete construction accessories. Mr. Waller served as vice president of finance, chief financial officer, and treasurer of Sybron Dental Specialties, Inc., a manufacturer and marketer of consumable dental products, from August 1993 until his retirement in May 2005, and was formerly vice president and treasurer of Kerr, Ormco Corporation, and Metrex. Mr. Waller joined Ormco in December 1980 as vice president and controller and served as vice president of Kerr European Operations from July 1989 to August 1993. Mr. Waller received an M.B.A. with a concentration in accounting from California State University, Fullerton. His prior board service includes service as a director for the following companies: Alsius Corporation, a publicly traded company (chairman of the audit committee and a member of the compensation committee), from June 2007 until its acquisition by Zoll Medical Corporation in September 2009; Biolase Technology, Inc., a publicly traded company (chairman of the audit committee), from October 2009 to August 2010; Cardiogenesis Corporation, a publicly traded company (chairman of the audit committee), from April 2007 until its acquisition by Cryolife in May 2011; Clarient, Inc., a publicly traded company that was acquired by General Electric Company in December 2010 (chairman of the audit committee and a member of the compensation and corporate governance committees), from December 2006 to December 2010; Endologix Corporation, a publicly traded company (chairman of the audit committee and member of the nominating and governance committee), from November 2003 until its reorganization in October 2020 and SenoRx, a publicly traded company that was acquired by C.R. Bard, Inc. in July 2010 (chairman of the audit committee), from May 2006 to July 2010.

Mr. Waller’s qualifications to serve on our Board include his 48 years of financial and management experience, including his experiences as chief financial officer of Universal Building Products, Sybron Dental Specialties, and Ulthera Inc., as well as his familiarity with public company board functions from his service on the boards of other public companies.

As described above, Mr. Waller served as a director of Endologix Corporation from 2003 to 2020. Endologix Corporation filed a voluntary petition for bankruptcy on July 5, 2020. Except as described in the preceding sentence, no other event has occurred during the past 10 years regarding any other director requiring disclosure pursuant to Item 401(f) of Regulation S-K.

Warren S. Watson has served as a director of the Company since January 2013. Mr. Watson is an executive with over 40 years of experience in the field of medical devices. Mr. Watson has served on the board of directors for Gillette Children’s Specialty Healthcare from 2009 until 2017, including as chair of the board from 2015 to 2017. From 1982 to 2014, Mr. Watson served on the board of directors of Citizens Independent Bank of St. Louis Park, Minnesota, a community bank with four branches and $300 million in assets. From 2010 to 2012, he served as executive chairman of Cameron Health Inc., a medical technology company focused on subcutaneous implantable cardioverter and defibrillator devices (sold to Boston Scientific, Inc.). From 2004 to 2009, Mr. Watson served as a director for CardioMems, Inc., a start-up company focused on pulmonary artery pressure monitoring for patients with heart failure. From 2002 to 2009, Mr. Watson served as vice president of Cardiac Rhythm Management Research and Development at Medtronic plc, an organization leading over 1,800 professionals worldwide; he also served as chair of the Medtronic Corporate Research and Development Council during his tenure with that organization; he also served as General Manager for Vitatron, Inc. a Dutch medical device company wholly owned by Medtronic. From 2002 to 2007, Mr. Watson served as vice president and general manager of the San Jose-based CardioRhythm cardiac ablation business. Mr. Watson began his career at Medtronic in 1976.

Mr. Watson’s qualifications to serve on our Board include his executive leadership in the field of medical devices, his 40 years of experience in the medical technology field, his successful development of multiple emerging therapies and his general business experience due to his board service for other medical technology companies such as Bardy Diagnostics, Inc. from 2017 to 2021, Mardil, Inc. from 2013 to 2016, Cardialen, Inc. since 2012, NuAx from 2011 to 2016, Closys from 2013 to 2016 and SentiAR, Inc. from 2023.

Director Independence

Our Board believes that there should be at least a majority of independent directors on our Board. Our Board undertakes a review of director independence in accordance with Nasdaq listing rules at least once annually. The independence rules include a series of objective tests, including that the director is not employed by us and has not engaged in various types of business dealings with us. In addition, our Board is required to make a subjective determination as to each independent director that no relationships exist which, in the opinion of our Board, would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. In making these determinations, our Board reviewed and discussed information provided by the directors to us with regard to each director’s business and personal activities as they may relate to us and our management.

Our Board has affirmatively determined, after considering all of the relevant facts and circumstances, that Mr. Brandt, who retired from the Board in January 2023 was, while serving as a member of the Board, and Dr. Costanzo, Mr. Salveson, Mr. Waller and Mr. Watson, are independent directors under the applicable rules of Nasdaq, which consists of all of our directors except for Mr. Erb, former chief executive officer and president and current Chairman of the Board, and Mr. Jaramillo, our President and Chief Executive Officer. Mr. Watson serves as our lead independent director. Each member of the Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee is independent under Nasdaq rules. In addition, our Board has affirmatively determined that the members of the Audit Committee and Compensation Committee qualify as independent in accordance with the additional independence rules established by the SEC and Nasdaq.

BOARD MATTERS

The Board of Directors

General

Our Board has general oversight responsibility for our affairs and, in exercising its fiduciary duties, represents and acts on behalf of our stockholders. Although our Board does not have responsibility for our day-to-day management, it stays regularly informed about our business and provides oversight and guidance to our management through periodic meetings and other communications. Our Board provides critical oversight in our strategic planning process, as well as other functions carried out through our Board’s committees as described below.

Board Leadership Structure

Mr. Erb serves as chairman of the Board, Mr. Jaramillo serves as our chief executive officer, and Mr. Watson, a non- employee independent director, serves as lead independent director. Our lead independent director presides at executive sessions of our independent directors and Board meetings at which the chairman is not present; serves as liaison between the chairman and management as needed; reviews and approves Board meeting agendas, topics and schedules; communicates as appropriate with the chairman and management regarding matters discussed by the independent directors; and performs other duties as the Board may from time to time delegate to assist the Board in fulfilling its responsibilities. Prior to January 2021, Mr. Erb also served as our chief executive officer and until June 2021 served in a part-time role as an employee of the Company. Our Board believes that the lead independent director role provides independence from management in the operation and governance of the Board. The Board believes that separation of the positions of chief executive officer and chairman of the board reinforces the independence of the Board in its oversight of the business and affairs of the Company.

Board Involvement in Risk Oversight

It is the responsibility of management to identify, assess and manage our exposure to risks. Our Board plays an important role in overseeing management’s performance of these duties as well as the processes and systems we use to identify, prioritize, manage and monitor our critical risks. To this end, our Board receives regular reports from members of management regarding risks associated with our operations and strategic plans. These reports typically take the form of discussions incorporated into presentations made to our Board at regular and special meetings where risks are identified in the context of the matter being discussed. Additionally, at least annually, our Board reviews a report presented by management regarding the material risks faced by us, our risk management processes and systems and the adequacy of our policies and procedures designed to respond to and mitigate these risks.

Our Board has generally retained the primary risk oversight function and has an active role in overseeing management of our material risks. The oversight of risk is also conducted at the committee level. The Audit Committee oversees the management of financial and internal control risks as well as risks associated with litigation and related party transactions. The Compensation Committee oversees the management of risks relating to our executive compensation plans and arrangements. The Nominating and Corporate Governance Committee oversees the management of risks associated with the composition and independence of the Board, compliance with various regulatory and listing standards requirements and succession planning. While each committee is responsible for evaluating and overseeing the management of risks relevant to that particular committee, the full Board is regularly informed of the committees’ risk oversight activities through committee reports presented at meetings of the Board.

Employee, Officer and Director Hedging

Our Insider Trading Policy expressly prohibits hedging transactions involving our securities by our directors, executive officers and all other employees. We believe that hedging against losses in our securities breaks the alignment between our stockholders and our directors, officers and employees. Our Insider Trading Policy also prohibits direct and indirect short selling and derivative transactions involving our securities, other than the exercise of any options or warrants issued by us to our employees or directors.

Meetings

Our Board and its committees meet throughout the year on a set schedule and also hold special meetings and act by written consent from time to time, as appropriate. The non-employee directors hold regularly scheduled executive sessions to meet without management present. These executive sessions generally occur around regularly scheduled meetings of the Board.

All directors are expected to attend all meetings of our Board and of the committees on which they serve, as well as the annual meeting of stockholders. Our Board met five times during 2022. In 2022, each director attended at least 75% of the aggregate of all meetings of the Board and the committees of which he or she was a member. All directors attended the 2022 annual meeting of stockholders.

Board Diversity Matrix for Nuwellis, Inc. as of April 7, 2023

Total Number of Directors: 6
Part I: Gender Identity	Female	Male	Non-Binary	Did Not Disclose Gender
Directors	1	5
Part II: Demographic Background
African American or Black
Alaskan Native or American Indian
Asian
Hispanic or Latinx		2
Native Hawaiian or Pacific Islander
White	1	4
Two or More Races or Ethnicities		1
LGBTQ+
Did Not Disclose Demographic Background

Board Committees

Our Board has delegated various responsibilities and authority to our committees of the Board. Each committee has regularly scheduled meetings and reports on its activities to the full Board. Each committee operates under a written charter approved by our Board, which is reviewed annually by the respective committee and the Board and is available on our website, www.nuwellis.com, under the “Investors – Corporate Governance” tab. Each committee may form and delegate power and authority to subcommittees of one or more of its members for any purpose that such committee deems appropriate. The table below sets forth the current membership for the three standing committees of the Board and the number of meetings held by each in 2022.

Director	Audit(1)(2)	Compensation	Nominating and Corporate Governance
Maria Rosa Costanzo, M.D.	X		X
John L. Erb
Jon W. Salveson		Chair
Gregory D. Waller	Chair		X
Warren S. Watson	X	X	Chair
Meetings	3	2	1

(1)	Mr. Brandt resigned from the Board and Audit Committee effective January 16, 2023.

(2)	Dr. Costanzo was appointed as a member of the Audit Committee in February 2023.

Audit Committee

The primary purpose of the Audit Committee is to act on behalf of the Board in fulfilling the Board‘s oversight responsibilities with respect to (i) the Company’s corporate accounting and financial reporting processes; (ii) the Company’s systems of internal control over financial reporting, including financial disclosure controls and procedures; (iii) audits of the Company’s consolidated financial statements; (iv) the quality and integrity of the Company’s consolidated financial statements and reports provided to the Company’s stockholders, the SEC and other persons; and (v) the qualifications, independence and performance of the Company’s independent registered public accounting firm. To implement this purpose, the committee is charged with the following responsibilities, among others:

●	to evaluate the qualifications, performance and independence of our independent registered public accounting firm and to assess the permissibility of and pre-approve all audit and permissible audit-related and non-audit services to be provided by the independent registered public accounting firm;

●	to discuss with management and our independent registered public accounting firm any major issues as to the adequacy of our internal control over financial reporting, any actions to be taken in light of significant or material control deficiencies and the adequacy of our disclosures about changes in internal control over financial reporting;

●	to establish procedures for the receipt, retention and treatment of complaints regarding accounting, internal control over financial reporting or auditing matters, including the confidential, anonymous submission by employees of concerns regarding questionable accounting or auditing matters;

●	to review the consolidated financial statements proposed to be included in our annual report on Form 10-K and recommend to the Board whether or not such consolidated financial statements should be so included;

●	to prepare the Audit Committee Report required by SEC rules to be included in our annual proxy statement; and

●	to review the Company’s disclosures in its periodic reports on Form 10-K and Form 10-Q to be filed with the SEC and approve the filing of each such report.

Our Board has determined that each Audit Committee member has sufficient knowledge in reading and understanding financial statements to serve on the committee. Our Board has further determined that Mr. Waller qualifies as an “audit committee financial expert” in accordance with SEC rules. The designation of an “audit committee financial expert” does not impose upon him any duties, obligations or liabilities that are greater than those which are generally imposed on him as a member of the committee and the Board, and such designation does not affect the duties, obligations or liabilities of any other member of the committee or the Board.

Compensation Committee

The primary purpose of the Compensation Committee is to act on behalf of the Board in fulfilling the Board’s responsibilities to oversee our compensation policies, plans and programs, and to review and determine the compensation to be paid to our executive officers. To implement this purpose, the Compensation Committee is charged with the following responsibilities, among others:

●	to recommend the compensation and other terms of employment of our chief executive officer to the Board for approval and to evaluate the chief executive officer’s performance in light of relevant individual and corporate performance goals and objectives;

●	to review and approve the individual and corporate performance goals and objectives of the Company’s other executive officers, and to determine and approve the compensation and other terms of employment of such executive officers, considering, among other things, the recommendations of our chief executive officer;

●	to review the compensation paid to non-employee directors for their service on the Board and its committees and recommend any appropriate changes to the Board for approval;

●	to recommend to the Board the adoption, amendment and termination of the Company’s equity compensation plans and to administer such plans and approve grants and awards as permitted or required under such plans; and

●	to evaluate risks associated with and potential consequences of our compensation policies and practices, as applicable to all our employees.

Role of Compensation Consultant

During fiscal 2022, the Compensation Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as its external independent compensation consultant to conduct an assessment of director and executive officer compensation for fiscal 2023 and to advise on employee equity compensation. In connection with such engagement, FW Cook evaluated our executive officers’ base salaries, incentive compensation, and total compensation relative to a peer group consisting of 16 companies similar to ours based on industry, market capitalization and revenue. The Compensation Committee did not retain FW Cook in fiscal 2021, but instead relied upon prior year data prepared by FW Cook from fiscal 2020.

See “Director Compensation” and “Executive Compensation—Narrative Discussion of Summary Compensation Table for 2022” below for additional information regarding our processes and procedures for consideration and determination of director and executive officer compensation.

Nominating and Corporate Governance Committee

The primary purpose of the Nominating and Corporate Governance Committee is to review the composition and performance of the Board and its committees and to oversee all aspects of our corporate governance functions. To implement this purpose, the committee is charged with the following responsibilities, among others:

●	to identify, review and evaluate candidates to serve on the Board, to review and evaluate incumbent directors, and to recommend to the Board nominees for election to the Board;

●	to monitor the size of the Board;

●	to review, discuss and assess, on an annual basis, the performance of management and the Board, including its committees;

●	to recommend to the Board, on an annual basis, the chairmanship and membership of each committee, considering the interests, independence and experience of individual directors and the independence and experience requirements of the SEC and Nasdaq; and

●	to exercise general oversight over corporate governance policy matters of the Company, including developing, reviewing and assessing the Corporate Governance Guidelines and recommending appropriate changes to the Board for consideration.

The Nominating and Corporate Governance Committee reviews and makes recommendations to the Board, from time to time, regarding the appropriate skills and characteristics required of members of our Board in the context of the current make-up of the Board, the operations of the Company and the long-term interests of stockholders. The committee does not have a specific diversity policy underlying its nomination process, although it seeks to ensure the Board includes directors with diverse backgrounds, qualifications, skills and experience relevant to our business.

In the case of an incumbent director whose term of office is set to expire, the Nominating and Corporate Governance Committee will generally re-nominate incumbent directors who continue to satisfy the committee’s criteria for membership on the Board, continue to make important contributions to the Board and consent to continue their service on the Board.

If a vacancy on the Board occurs or the Board increases in size, the Nominating and Corporate Governance Committee will actively seek individuals that satisfy the committee’s criteria for membership on the Board and the committee may rely on multiple sources for identifying and evaluating potential nominees, including referrals from our current directors and management. In 2022, the Nominating and Corporate Governance Committee did not employ a search firm or pay fees to other third parties in connection with identifying or evaluating Board nominee candidates.

The Nominating and Corporate Governance Committee will consider recommendations of director nominees by stockholders so long as such recommendations are sent on a timely basis and are otherwise in accordance with our Amended and Restated Bylaws and applicable law. See “Additional Matters—Requirements for Submission of Stockholder Proposals and Nominations for 2023 Annual Meeting” for additional information. The Committee will evaluate nominees recommended by stockholders against the same criteria that it uses to evaluate other nominees. We did not receive any nominations of directors by stockholders for the 2023 annual meeting.

Corporate Governance

The Board and management are committed to responsible corporate governance to ensure that the Company is managed for the benefit of its stockholders. To that end, the Board and management periodically review and update, as appropriate, the Company’s corporate governance policies and practices and, when required, make changes to such policies and practices as are mandated by the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”), the Dodd-Frank Wall Street Reform and Consumer Protection Act, other SEC rules and regulations and the listing standards of Nasdaq.

Corporate Governance Guidelines

The Board has adopted Corporate Governance Guidelines, which are posted on our website at https://ir.nuwellis.com/corporate-governance. These guidelines address, among other things: Board composition and selection, including Board size, director independence and Board membership criteria, as well as Board meetings, committees, access to management and use of outside advisors.

Annual Performance Evaluations. Our Corporate Governance Guidelines contemplate, and the Nominating and Corporate Governance Committee Charter requires, that the Committee annually review, discuss and assess the performance of the Board and its committees. These reviews focus on the Board and its committees as a whole, and not individual directors, unless circumstances otherwise warrant. The Board also reviews the Committee’s periodic recommendations concerning the performance and effectiveness of the Board and its committees.

Succession Planning. Our Corporate Governance Guidelines provide that the Nominating and Corporate Governance Committee should develop and periodically review with the chief executive officer the succession plans for our executive officers and make recommendations to the Board with respect to the selection of appropriate individuals to succeed to these positions. This succession planning process is designed to assist the Board in understanding our readiness and the related transition risks for a crisis as well as a planned transition, and to oversee the development of strong leadership quality.

Code of Conduct

The Board has adopted a Code of Business Conduct and Ethics (the “Code of Conduct”), which sets out basic principles to guide the actions and decisions of our employees, directors and officers, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Conduct addresses, among other things, ethical principles, insider trading, conflicts of interest, compliance with laws and confidentiality. The Code of Conduct is posted on our website at https://ir.nuwellis.com/corporate-governance. Any amendments to the Code of Conduct, or any waivers that are required to be disclosed by the rules of either the SEC or Nasdaq, will be posted on our website under the “Investors – Corporate Governance” tab.

Committee Charters

See “Committees of the Board” for a description of the Board’s delegation of authority and responsibilities to the three standing committees. All of the charters of our three standing committees are available on our website at https://ir.nuwellis.com/corporate-governance.

Director Compensation

Our non-employee directors receive a mix of cash and share-based compensation. The compensation mix is intended to encourage non-employee directors to continue Board service, further align the interests of the Board and stockholders and attract new non-employee directors with outstanding qualifications. Directors who are our employees or officers do not receive any additional compensation for service on the Board.

2022 Director Compensation Table

The table below sets forth the compensation of each non-employee director in 2022.

As a named executive officer of the Company, compensation paid to Mr. Jaramillo for the 2021 and 2022 fiscal years is fully reflected under “Named Executive Officer Compensation Tables—Summary Compensation Table for 2022 and 2021.”

Name	Fees Earned or Paid in Cash ($)	Option Awards ($)(1)(3)		Total ($)
Steve Brandt	49,750	8,627		58,377
Maria Rosa Costanzo, M.D.	49,500	—	(2)	49,500
John Erb	60,000	8,627		68,627
Jon W. Salveson	50,000	8,627		58,627
Gregory D. Waller	57,000	8,627		65,627
Warren S. Watson	67,000	8,627		75,627
Total	333,250	43,135		376,385

(1)	This amount reflects stock options granted under the 2013 Directors’ Plan on May 17, 2022. The amounts reported represent the grant date fair value of the stock options. Valuation assumptions used in determining the grant date fair value are included in Note 5 to the consolidated financial statements for the year ended December 31, 2022 included in our Annual Report on Form 10-K for the year ended December 31, 2022. The grant date fair value per share of the stock options granted on May 17, 2022 to all directors was approximately $54.60 per share.

(2)	Dr. Costanzo elected not to receive any equity compensation for her role as a director.

(3)	As of December 31, 2022, each non-employee director had the following number of shares underlying outstanding options (both vested and unvested): Mr. Brandt 261; Dr. Costanzo 0; Mr. Erb 245, Mr. Salveson 262; Mr. Waller 262, and Mr. Watson 262.

Our Non-Employee Director Compensation Policy, which was adopted in May 2019, (and amended in August 2021 upon the retirement of Mr. Erb, and further amended and restated in January of 2023 following FW Cook’s market assessment of non-employee director compensations across our peer group) provides for annual cash and equity compensation. Each non-employee director receives annual cash compensation of $45,000, the lead independent director receives an additional $10,000 per year and the Chair of the Board receives and additional $15,000 per year. Directors also receive annual cash compensation for service on committees. For the Audit Committee, the chair now receives $15,000 per year and each other member receives $7,500 per year. For the Compensation and the Nominating and Corporate Governance Committees, the chair receives $10,000 per year and each other member receives $5,000 per year. Cash compensation is paid in four quarterly installments following completion of the applicable quarter.

Under the Amended and Restated Non-Employee Director Compensation Policy, in addition to cash compensation outlined above, each director receives an annual stock option award of the number of shares equal to 0.40% of the total common shares outstanding of the Company on December 31, 2022, granted on the date of the annual meeting of stockholders with 1/12th of the shares underlying the awards vesting monthly so that all of the underlying shares are vested on the one-year anniversary of the grant date. We do not provide any perquisites to directors.

Stockholder Communication with the Board

Any stockholder wishing to communicate with a particular director, with all or certain of the non-employee or independent directors, or with the entire Board should direct the communication to Secretary, Nuwellis, Inc., 12988 Valley View Road, Eden Prairie, Minnesota 55344. In general, any communication delivered to the Company for forwarding to the Board or specified Board member or members will be forwarded in accordance with the instructions. However, the Company reserves the right not to forward to Board members any abusive, threatening or otherwise inappropriate materials.

EXECUTIVE OFFICERS

The executive officers of the Company serve at the pleasure of the Board. The current executive officers of the Company are as follows:

Name	Age	Position
Nestor Jaramillo, Jr.	65	President and Chief Executive Officer
Lynn L. Blake	56	Chief Financial Officer
Neil P. Ayotte	60	Senior Vice President, General Counsel and Chief Compliance Officer

See “Proposal 1 – Election of Directors – Director Background and Qualifications” for biographical and other information regarding Mr. Jaramillo, Jr., the Company’s President and Chief Executive Officer.

Lynn Blake has served as Chief Financial Officer of the Company since October 2022. Ms. Blake possesses more than two decades of senior financial leadership experience. She previously served as a Managing Director at Growth Operators Advisory Services LLC since January 2020. Prior to that, she served as the Chief Financial Officer of Tactile Systems Technology, Inc. (Nasdaq: TCMD) from 2016 to 2018, where she led the company’s initial public offering in 2016. Earlier in her career, she served as SVP, Chief Financial Officer of Taylor-Wharton International LLC (“Taylor-Wharton”) and as Chief Financial Officer and Treasurer of Analysts International Corporation, in addition to holding prior financial leadership positions at Entegris, Inc. and MTS Systems Corporation. Ms. Blake earned her Bachelor of Business Administration degree from the University of Wisconsin-Madison, with majors in Accounting and Finance, and she earned her MBA from the University of Minnesota, Carlson School of Management, with a dual concentration in Finance and Strategic Management. Ms. Blake is also a CPA (inactive) in the State of Minnesota.

As described above, Ms. Blake served as an executive officer of Taylor-Wharton and certain of its subsidiaries, including Taylor-Wharton Cryogenics LLC. Taylor-Wharton and Taylor-Wharton Cryogenics LLC filed for bankruptcy protection in Delaware in October 2015.

Neil Ayotte has served as Senior Vice President, General Counsel, Secretary and Chief Compliance Officer since June 2021. He was formerly Executive Vice President, General Counsel and Secretary for Bluestem Group, Inc. a

$1.8 billion, private equity sponsored, e-commerce and mail order retailer from February 2017 to August 2020. From January 2015 to January 2017, Mr. Ayotte was Chief Legal Counsel for Medtronic’s Americas Region, the largest of Medtronic’s four super regions. During his 16-year tenure at Medtronic, Mr. Ayotte was the Chief Legal Counsel to the Integration Management Office, dedicated exclusively to leading Medtronic’s integration of its $49 billion acquisition of Covidien plc, and he also served as Medtronic’s Interim General Counsel in 2013. Mr. Ayotte holds a J.D. from the University of Minnesota Law School, an M.A. from the University of Wisconsin and a B.A. from St. Mary’s University of Minnesota.

As described above, Mr. Ayotte served as an executive officer of Bluestem Group, Inc. and its various subsidiaries, including Bluestem Brands, Inc. which filed for bankruptcy protection in Delaware in March 2020. Bluestem Brands, Inc. emerged from bankruptcy in late August 2020.

Except as described in the preceding sentence, no other event has occurred during the past 10 years related to Ms. Blake or Mr. Ayotte or any other executive officer requiring disclosure pursuant to Item 401(f) of Regulation S-K.

NAMED EXECUTIVE OFFICER COMPENSATION TABLES

Summary Compensation Table for 2022 and 2021

The following table sets forth certain information for the years ended December 31, 2022 and 2021 regarding compensation of our named executive officers.

Name and Principal Position	Year	Salary ($)	Bonus ($)(4)	Option Awards ($)(1)(2)	Non-equity Incentive Plan Compensation ($)	All Other Compensation ($)(3)	Total ($)
Nestor Jaramillo, Jr. President & Chief Executive Officer(5)	2022	412,337	—	86,238	199,117	17,022	714,714
	2021	383,958	—	620,550	105,589	13,278	1,123,375
Lynn L. Blake Chief Financial Officer(6)	2022	65,417	—	—	26,744	642	92,803
	2021	—	—	—	—	—	—
George Montague Former Chief Financial Officer(7)	2022	273,370	—	—	—	9,213	282,583
	2021	166,250	—	235,700	46,758	4,336	453,044
Neil P. Ayotte SVP, General Counsel & Chief Compliance Officer	2022	289,848	—	22,434	92,165	9,104	413,551
	2021	170,577	10,000	148,900	37,314	6,002	372,793

(1)	Reflects a stock option granted under the Company’s New Hire Equity Incentive Plan or 2021 Inducement Plan, as applicable.

(2)	The fair value of each stock option is estimated at the grant date using the Black-Scholes option pricing model. The fair value of stock options under the Black-Scholes option pricing model requires management to make assumptions regarding projected employee stock option exercise behaviors, risk-free interest rates, volatility of the Company’s stock price and expected dividends, if any.

(3)	For each named executive officer, amounts include employer matching contributions made on the officer’s behalf to the Company’s 401(k) Plan, contributions to the officer’s health savings account and Company payments for life insurance premiums.

(4)	Reflects a one-time signing bonus in connection with Mr. Ayotte’s commencement of employment on June 7, 2021.

(5)	Mr. Jaramillo commenced employment with the Company effective May 7, 2019 and was promoted to President and Chief Executive Officer effective January 16, 2021.

(6)	Ms. Blake joined as Chief Financial Officer effective October 19, 2022.

(7)	Mr. Montague resigned as Chief Financial Officer effective October 14, 2022.

Narrative Discussion of Summary Compensation Table for 2022

Employment Agreements and Other Arrangements. Mr. Jaramillo has a written employment agreement. We signed offer letters with Mr. Montague, Ms. Blake and Mr. Ayotte upon their respective commencement of employment with us. All of the named executive officers have change in control agreements, which entitle them to payments from the Company upon the happening of specified termination events. See “— Potential Payments Upon Termination or Change in Control” for descriptions of these agreements.

Base Salaries. The initial annual base salaries of our executive officers are negotiated in connection with their hiring. The Compensation Committee reviews the base salaries of the executive officers on an annual basis and generally grants salary increases following such reviews.

As discussed above under “Board Matters—Board Committees—Compensation Committee” and “—Role of Compensation Consultant,” the Compensation Committee engaged FW Cook in 2020 to conduct a review of our executive compensation program. Based on the advice and information from FW Cook and taking into account information from publicly available industry surveys, the Compensation Committee approved base salary increases ranging from 3% to 7% for our officers and, specifically, a 3% merit increase and a 4.1% special adjustment for Mr. Jaramillo, to bring his base salary to 90% of a median benchmark salary, a 1.53% increase for Mr. Montague, and a 1.7.% increase for Mr. Ayotte.

Equity Compensation. Other than options to purchase the Company’s common stock granted to employees upon commencement of employment with the Company, we did not grant equity compensation to employees of the Company in 2021. In connection with commencement of his employment, the Company granted Mr. Jaramillo an option to purchase 28 shares of the Company’s common stock at an exercise price of $10,260 per share with vesting as follows: 25% of the shares vest on the one-year anniversary of the grant date and the remaining shares vest in 36 equal consecutive monthly increments thereafter, so that all of the shares will be vested on the four-year anniversary of the grant date. In connection with his hiring, Mr. Montague received an option to purchase 625 shares of our common stock at an exercise price of $420 per share effective June 30, 2021, and Ms. Blake received an option to purchase an aggregate of 1% of either (i) the Deemed Outstanding Shares (as defined in the Blake Offer Letter) determined as of the date of the issuance of the Initial Option Award or (ii) one percent (1%) of the Fully Diluted Shares (as defined in the Blake Offer Letter) of the Company on the date of issuance of the Initial Option Award, as the same was finally determined by the Board of Directors of the Company (or the Compensation Committee of the Board thereof), subject to the terms of the Company’s 2017 Equity Incentive Plan, as amended, effective December 6, 2022, each with vesting as follows: 25% of the shares vest on the one-year anniversary of her start date and the remaining shares vest in 36 equal consecutive monthly increments thereafter, so that all of the shares will be vested on the four-year anniversary of her start date. Mr. Ayotte received an option to purchase 416 shares of our common stock at an exercise price of $398 per share effective June 22, 2021, with vesting as follows: 25% of the shares vest on the one-year anniversary of the grant date and the remaining shares vest in 36 equal consecutive monthly increments thereafter, so that all of the shares will be vested on the four-year anniversary of the grant date. Mr. Jaramillo received an option to purchase 1,011 shares of common stock at an exercise price of $94 per share effective March 3, 2022, with vesting as follows: 25% of the shares vest on the one-year anniversary of the grant date and the remaining shares vest in 36 equal consecutive monthly increments thereafter, so that all of the shares will be vested on the four-year anniversary of the grant date. Mr. Ayotte received an option to purchase 263 shares of common stock at an exercise price of $94 per share effective March 3, 2022, with vesting as follows: 25% of the shares vest on the one-year anniversary of the grant date and the remaining shares vest in 36 equal consecutive monthly increments thereafter, so that all of the shares will be vested on the four-year anniversary of the grant date.

Non-equity Incentive Plan Compensation. In 2022 the target bonus as a percentage of annual base salary for  Mr. Jaramillo was 55%, for Mr. Montague and Ms. Blake the target bonus was 45% and for Mr. Ayotte it was 35%. In connection with his promotion to president and chief executive officer in January 2021, Mr. Jaramillo’s target bonus was increased to 55% of his base salary.

The earned bonus was based on the achievement of corporate performance objectives established and weighted by the Compensation Committee, in consultation with our chief executive officer, and primarily related to our annual revenue, the number of clinical sites active under the REVERSE-HF clinical trial and selected product development milestones related to the Company’s dedicated pediatric dialysis device, which is under development. The Compensation Committee assessed our achievement of the corporate objectives at 2022 year-end and calculated a total weighted average performance to corporate objectives of 87.8%. While Mr. Jaramillo’s bonus was based solely on the achievement of corporate objectives, Mr. Montague, Ms. Blake and Mr. Ayotte were also compensated based on the achievement of individual personal objectives, which accounted for 25% of their overall bonus. Because her employment with the Company commenced in October 2022, Ms. Blake’s bonus was pro-rated for her time with the Company in 2022. Similarly, bonuses for Messrs. Montague and Ayotte were also prorated to reflect their dates of employment with the Company in 2021.

The following table sets forth target and earned non-equity incentive plan compensation for 2021 and 2022.

	2021			2022
	Target		Earned	Target		Earned
Name	% of Base Salary	$	$	% of Base Salary	$	$
Nestor Jaramillo, Jr.	55	211,750	105,589	55	226,785	199,117
Lynn Blake	—	—	—	45	29,438	26,744
George Montague	45	74,812	46,758	45	123,017	—
Neil Ayotte	35	59,702	37,314	35	101,447	92,165

Offer Letter – Ms. Blake

On September 30, 2022, we entered into an offer letter with Ms. Blake (the “Blake Offer Letter”), which was subsequently amended on December 6, 2022, regarding her employment as our Chief Financial Officer effective October 19, 2022. Ms. Blake was offered an annualized salary of $325,000, paid in monthly installments in accordance with the Company’s payroll procedures. Ms. Blake was also made eligible for a bonus of up to 45% of her base salary. Ms. Blake received an option to purchase 12,417 shares of our common stock at an exercise price of $8.36 per share effective January 6, 2023. Ms. Blake was also made eligible to participate in the employee stock option program and benefit programs generally made available to employees.

Offer Letter – Mr. Montague

On June 22, 2021, we entered into an offer letter with Mr. Montague ( the “Montague Offer Letter”) regarding his employment as our Chief Financial Officer effective June 28, 2021. Mr. Montague was offered an annualized salary of $325,000, paid in monthly installments in accordance with the Company’s payroll procedures. Mr. Montague was also made eligible for a bonus of up to 45% of his base salary. Mr. Montague received an option to purchase 625 shares of our common stock at an exercise price of $420 per share effective June 30, 2021. Mr. Montague was also made eligible to participate in the employee stock option program and benefit programs generally made available to employees. Mr. Montague resigned from his position with the Company effective October 14, 2022.

Offer Letter – Mr. Ayotte

On May 21, 2021, we entered into an offer letter with Mr. Ayotte regarding his employment as our SVP, General Counsel and Chief Compliance Officer, effective as of June 7, 2021. Mr. Ayotte was offered an annualized salary of $300,000, paid in monthly installments in accordance with the Company’s payroll procedures. Mr. Ayotte was also made eligible for a bonus of up to 35% of his base salary and was made eligible to participate in the employee stock option program and benefit programs generally made available to employees. Mr. Ayotte received an option to purchase 416 shares of our common stock at an exercise price of $398 per share effective June 22, 2021 and received an option to purchase 263 shares of our common stock at an exercise price of $94 per share effective March 3, 2022.

Outstanding Equity Awards at Fiscal Year-End 2022

The following table sets forth certain information concerning equity awards held by our named executive officers that were outstanding as of December 31, 2022.

	Option Awards(1)
Name	Number of Securities Underlying Unexercised Options (#) Exercisable	Number of Securities Underlying Unexercised Options (#) Unexercisable	Option Exercise Price ($)	Option Expiration Date
Nestor Jaramillo, Jr.	25	3	10,260	5/22/2029
	61	66	930	1/22/2031
	625	954	363	5/19/2031
	—	1,011	94	3/3/2032
Lynn Blake	—	—	—	—
George Montague	—	—	—	—
Neil P. Ayotte	—	263	94	3/3/2032
	156	260	398	6/22/2031

(1)	The underlying shares vest as follows: 25% of the shares vest on the one-year anniversary of the grant date; the remaining shares vest in 36 equal consecutive monthly installments thereafter, so that all of the shares will be vested on the four-year anniversary of the grant date.

Potential Payments Upon Termination or Change in Control

Equity Compensation Plans

Equity awards have been issued to the named executive officers under the 2017 Plan, 2011 Plan, the New Hire Plan, and the Nuwellis, Inc. 2021 Inducement Plan (the “2021 Inducement Plan”). A termination or change in control may affect the vesting and/or exercisability of awards issued under the equity compensation plans, as further discussed below.

Stock Options. Generally, if a participant’s continuous service terminates:

●	other than for cause or upon the participant’s death or disability, the participant may exercise his or her option (to the extent the option was vested as of the date of termination) within such period of time ending on the earlier of (i) the date three months following the termination or (ii) the expiration of the term of the option. If the option is not exercised within such period, it will terminate.

●	upon the participant’s disability, the participant may exercise his or her option (to the extent the option was vested as of the date of termination) within such period of time ending on the earlier of (i) the date 12 months following the termination or (ii) the expiration of the term of the option. If the option is not exercised within such period, it will terminate as a result of the participant’s death, or if the participant dies within the period during which the option may be exercised after the termination of the participant’s continuous service for a reason other than death, the option may be exercised (to the extent the option was vested as of the date of death) by the participant’s estate within the period ending on the earlier of (i) the date 18 months following the date of death or (ii) the expiration of the term of the option. If the option is not exercised within such period, it will terminate.

●	for cause, the option will terminate upon the date of termination, and the participant will be prohibited from exercising his or her option from and after such time.

Acceleration of Vesting. Under the 2017 Plan, the New Hire Plan and the 2021 Inducement Plan, the Board or the Compensation Committee may accelerate the exercisability or vesting of an award at any time, including immediately prior to a participant’s termination or change of control.

Change in Control Agreements

We have entered into change in control agreements with the named executive officers that require us to provide compensation to the officer in the event of a change in control. Each agreement has a term that runs from its effective date through the later of: (i) the five-year anniversary of the effective date, subject to automatic extension for successive two-year periods until notice of non-renewal is given by either party at least 60 days prior to the end of the then-effective term; or (ii) if a change in control occurs on or prior to the end of the then-effective term, then the one-year anniversary of the effective date of such change in control.

The change in control agreements provide that, if: (x) a change in control occurs during the term of the officer’s agreement; and (y) the officer’s employment terminates anytime during the one-year period after the effective date of the change in control; and (z) such termination is involuntary at the Company’s initiative without cause or is due to the officer’s voluntary resignation for good reason, then the Company will: (i) pay in a lump sum the officer’s salary for 12 months and any other earned but unpaid compensation; (ii) pay in a lump sum an amount equal to the incentive bonus payment received by the officer for the fiscal year immediately preceding the fiscal year in which the termination occurs; and (iii) provide healthcare benefits to the officer and the officer’s family until the earlier of (A) the date 12 months after the officer’s termination and (B) the date the officer is, and/or the officer’s covered dependents are, eligible to receive group medical and/or dental insurance coverage by a subsequent employer.

We are also obligated to make the foregoing payments and to provide the foregoing healthcare benefits in the event (i) the officer’s employment terminates (A) due to a voluntary resignation for good reason or (B) due to an involuntary termination by the Company without cause, and (ii) a change in control occurs within 90 days after the termination date and during the term of the agreement.

In addition to the payments described above, each change in control agreement provides that if a change in control occurs while the officer is actively employed by the Company and during the term of the agreement, such change in control will cause the immediate acceleration of the vesting of 100% of any unvested portion of any stock option awards held by the officer on the effective date of such change in control.

We are not obligated to make the payments described above unless: (i) the officer signs a full release of any and all claims in favor of the Company; (ii) all applicable consideration periods and rescission periods have expired; and (iii) as of the dates we provide any payments to the named executive officer, the officer is in strict compliance with the terms of the applicable change in control agreement and any proprietary information agreement the officer has entered into with the Company.

Employment Agreement – Mr. Jaramillo

On January 16, 2021, we entered into an executive employment agreement with Mr. Jaramillo regarding his employment as our Chief Executive Officer and President. The employment agreement replaced the offer letter with Mr. Jaramillo dated April 12, 2019.

The employment agreement had an initial term (the “Initial Term”) of 12 months beginning on January 16, 2021 and automatically renews for an additional 12-month period at the end of the Initial Term and each anniversary thereafter, provided that at least 90 days prior to the expiration of the Initial Term or any renewal term the Board does not notify Mr. Jaramillo of its intention not to renew the employment period.

The agreement entitles Mr. Jaramillo to, among other benefits, the following compensation:

●	An annual base salary initially set at $385,000, to be reviewed at least annually (currently $412,335 for 2023);

●	An opportunity for Mr. Jaramillo to receive an annual performance bonus in an amount of up to fifty-five percent (55%) of Mr. Jaramillo’s annual base salary for such fiscal year based upon achievement of certain performance goals to be established by the Board;

●	An opportunity to receive equity awards as determined by the Compensation Committee of the Board based on Mr. Jaramillo’s performance;

●	Prior to January 31, 2023, an opportunity to receive a stock option to purchase a number of shares of the Company’s common stock equal to 2.4% of the outstanding shares of common stock and preferred stock calculated on an as-converted basis to shares of the Company’s common stock basis, following approval of the Board. In connection therewith, in May 2021, Mr. Jaramillo was awarded a stock option to acquire 1,579 shares of the Company’s common stock at an exercise price of $363 per share;

●	Participation in welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent available generally or to other senior executive officers of the Company;

●	Prompt reimbursement for all reasonable expenses incurred by Mr. Jaramillo in accordance with the plans, practices, policies and programs of the Company; and

●	Twenty-two (22) days paid time off (PTO), to accrue and to be used in accordance with the Company’s policies and practices in effect from time to time, as well as all recognized Company holidays.

In connection with the equity grant contemplated by the agreement, Mr. Jaramillo received an option to purchase 127 shares of our common stock at an exercise price of $930 per share effective January 22, 2021.

The agreement also includes a “claw-back” provision providing for the recoupment of unearned incentive compensation if the Board, or an appropriate committee thereof, determines that Mr. Jaramillo engaged in any fraud, negligence, or intentional misconduct that caused or significantly contributed to the Company having to restate all or a portion of its financial statements, or if we are required to seek reimbursement by applicable laws or regulations, the Board or committee may require reimbursement of any bonus or incentive compensation paid to Mr. Jaramillo.

Upon termination of Mr. Jaramillo’s employment, Mr. Jaramillo may be entitled to certain payments and benefits, depending on the reason for his termination. In the event Mr. Jaramillo resigns his employment without good reason, the Company terminates Mr. Jaramillo’s employment for cause, or Mr. Jaramillo’s employment terminates as a result of his death or disability, Mr. Jaramillo is entitled to receive the Unconditional Entitlements, but not the Conditional Benefits (each as defined below). In the event Mr. Jaramillo resigns with good reason or the Company terminates Mr. Jaramillo’s employment for a reason other than cause, Mr. Jaramillo is entitled to receive the Unconditional Entitlements, as well as the Conditional Benefits, provided that Mr. Jaramillo signs and delivers to the Company, and does not revoke, a general release of claims in favor of the Company and certain related parties.

The “Unconditional Entitlements” include the following: (i) any annual base salary earned, but unpaid, for services rendered to the Company on or prior to the date on which the employment period ends; (ii) in the event Mr. Jaramillo’s employment terminates after the end of a fiscal year but before payment of the annual bonus payable for his services rendered in that fiscal year, the annual bonus that would have been payable to Mr. Jaramillo for such completed fiscal year, provided that such termination is not due to the Company’s termination of Mr. Jaramillo for cause or Mr. Jaramillo’s resignation without good reason; and (iii) certain other benefits contemplated by the agreement.

The “Conditional Benefits” include the following: (i) a lump sum amount equal to Mr. Jaramillo’s annual base salary as of the termination date; (ii) continued medical coverage for 12 months following the termination date; (iii) continued vesting of equity awards for 12 months following the termination date; and (iv) a pro-rata annual bonus for the year in which the termination date occurs, determined on the basis of an assumed full-year target bonus and the number of days in the applicable fiscal year occurring on or before the termination date.

Pay Versus Performance

We are providing the following information about the relationship between executive compensation actually paid (“CAP”) and certain financial performance measures of the Company as required by SEC rules.

Pay Versus Performance Table

Year	Summary compensation table total for PEO ($)(1)	Compensation actually paid to PEO ($)(2)	Average summary compensation table total for non-PEO named executive officers ($)(3)	Average compensation actually paid to non-PEO named executive officers ($)(4)	Value of initial $100 based investment on Total shareholder return ($)(5)	Net loss ($)(6)	Reported Net Sales Growth (%)(7)
2022	714,714	408,123	394,469	353,204	$0.40	14,525,000	7.9%
2021	1,123,375	659,139	412,918	274,670	$4.27	19,554,000	6.5%

(1)	Reflects the amount reported in the “Total” column of the Summary Compensation Table for Mr. Jaramillo for each corresponding year. See “Named Executive Officer Compensation Tables – Summary Compensation Table for 2022 and 2021.”

(2)	The amounts reported in this column represent CAP for Mr. Jaramillo for each corresponding year computed as required by Item 402(v) of Regulation S-K. The reported amounts do not reflect the actual compensation earned by or paid to Mr. Jaramillo during any applicable year. To determine CAP, the adjustments below were made to Mr. Jaramillo’s total compensation.

Year	Reported Summary Compensation Table Total for PEO ($)	Less	Reported Value of Equity Awards ($)(a)	Plus	Equity Award Adjustments ($)(b)	Equals	CAP for PEO ($)
2022	714,714	-	86,238	+	(220,353)	=	408,123
2021	1,123,375	-	620,550	+	156,314	=	659,139

(a)	Amounts reflect the grant date fair value of equity awards as reported in the “Option Awards” column in the Summary Compensation Table for the applicable year.

(b)	The equity award adjustments were calculated in accordance with Item 402(v) of Regulation S-K and include: (i) the year-end fair value of any equity awards granted in the applicable year that are outstanding and unvested as of the end of the year; (ii) the amount of change as of the end of the applicable year (from the end of the prior fiscal year) in fair value of any awards granted in prior years that are outstanding and unvested as of the end of the applicable year; (iii) for awards that are granted in the applicable year and vest in the same year, the fair value as of the vesting date; (iv) for awards granted in prior years that vest in the applicable year, the amount equal to the change as of the vesting date (from the end of the prior fiscal year) in fair value; (v) for awards granted in prior years that are determined to fail to meet the applicable vesting conditions during the applicable year, a deduction for the amount equal to the fair value at the end of the prior fiscal year; and (vi) the dollar value of any dividends or other earnings paid on stock or option awards in the applicable year prior to the vesting date that are not otherwise reflected in the fair value of such award or included in any other component of total compensation for the applicable year. The valuation assumptions used to calculate fair values did not materially differ from those disclosed at the time of grant. The amounts deducted or added in calculating the equity award adjustments for Mr. Jaramillo are as follows:

Year	Year End Fair Value of Equity Awards Granted in the Year and Outstanding and Unvested at Year End ($)	Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Change in Fair Value to the Vesting Date of Equity Awards Granted in Prior Years that Vested in the Year ($)	Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Value of Dividends or Other Earnings Paid on Stock or Option Awards Not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Equity Award Adjustments ($)
2022	9,190	(91,520)	0	(38,338)	(99,685)	0	(220,353)
2021	166,283	(3,361)	0	(2,608)	(4,000)	0	156,314

(3)	Reflects the average amount reported in the “Total” column of the Summary Compensation Table for our other NEOs as a group (excluding Mr. Jaramillo) for each corresponding year. See “Named Executive Officer Compensation Tables – Summary Compensation Table for 2022 and 2021.” The names of each of the other NEOs (excluding Mr. Jaramillo) included for purposes of calculating the average amounts in each applicable year are Mr. Ayotte, Ms. Blake, and Mr. Montague. Since both Ms. Blake and Mr. Montague served as Chief Financial Officer for a portion of 2022, these two non-PEO NEOs have been treated as one full-time equivalent individual for purposes of calculating the average summary compensation table total in that year.

(4)	Amounts reported reflect CAP for the other NEOs as a group (excluding Mr. Jaramillo), as computed in accordance with Item 402(v) of Regulation S-K, for each corresponding year, which amounts reflect an average of the actual amount of compensation earned by or paid to the other NEOs as a group (excluding Mr. Jaramillo) during the applicable year. The adjustments below were made to the average total compensation for the NEOs as a group (excluding Mr. Jaramillo) for each year to determine the CAP for such year. Since both Ms. Blake and Mr. Montague served as Chief Financial Officer for a portion of 2022, these two non-PEO NEOs have been treated as one full-time equivalent individual for purposes of calculating the average compensation actually paid to non-PEO NEOs in that year.

Year	Average Reported Summary Compensation Table Total for Non-PEO NEOs ($)	Less	Average Reported Value of Equity Awards ($)	Plus	Average Equity Award Adjustments ($)(a)	Equals	Average CAP for Non- PEO NEOs ($)
2022	394,469	-	11,217	+	(30,048)	=	353,204
2021	412,918	-	192,300	+	54,052	=	274,670	(b)

(a)	See note (b) to footnote (2) above for an explanation of the equity award adjustments made in accordance with Item 402(v) of Regulation S-K. The amounts deducted or added in calculating the total average equity award adjustments for the other NEOs as a group (excluding Mr. Jaramillo) are as follows:
(b)	Messrs. Ayotte and Montague, non-PEO NEOs, joined the Company in June 2021. CAP for Messrs. Ayotte and Montague in 2021 reflects their pro rata annual base salaries.

Year	Average Year End Fair Value of Equity Awards Granted in the Year and Outstanding and Unvested at Year End ($)	Year over Year Average Change in Fair Value of Outstanding and Unvested Equity Awards ($)	Average Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year ($)	Average Change in Fair Value to the Vesting Date of Equity Awards Granted in Prior Years that Vested in the Year ($)	Average Fair Value at the End of the Prior Year of Equity Awards that Failed to Meet Vesting Conditions in the Year ($)	Average Value of Dividends or Other Earnings Paid on Stock or Option Awards not Otherwise Reflected in Fair Value or Total Compensation ($)	Total Average Equity Award Adjustments ($)
2022	1,195	(12,483)	0	(5,242)	(13,518)	0	(30,048)
2021	54,052	0	0	0	0	0	54,052

(5)	The amounts reported in this column represent the Company’s cumulative TSR, which is calculated by dividing the sum of the cumulative amount of dividends for the measurement period, assuming dividend reinvestment, and the difference between the Company’s share price at the end of the measurement period by the Company’s share price at the beginning of the measurement period.

(6)	The amounts reported in this column represent net income reflected in the Company’s audited financial statements for the applicable year.

(7)	The amounts reported in this column represent the annual percentage change in our reported net sales as reported in conformance with GAAP. We believe this measure is the most important financial performance measure (that is otherwise not required to be disclosed in the Pay versus Performance table) used in linking compensation actually paid to our PEO and other NEOs to our performance for the fiscal year. Sales metrics are prominently used in the NEOs’ annual bonus plans.

Analysis of Information Presented in the Pay Versus Performance Table

The Company is providing the following descriptions of the relationships between information presented in the Pay Versus Performance table, including Compensation Actually Paid (CAP), as required by Item 402(v) of Regulation S-K. The Compensation Committee does not use TSR or net income in its compensation programs. However, we do utilize several other performance measures to align executive compensation with our performance, see “Named Executive Officer Compensation.” Part of the compensation our non-PEO NEOs are eligible to receive consists of annual discretionary bonuses equal to 25% of the total bonus opportunity per non-PEO NEO that are designed to provide appropriate incentives to our executives to achieve defined annual corporate goals and to reward our executives for individual achievement toward these goals, subject to certain criteria. The PEO’s bonus opportunity for each of 2022 and 2021 was based solely on the achievement of corporate objectives.

●	For 2022, the compensation actually paid for the PEO and the non-PEO NEOs as a percentage of net loss was approximately 2.8% and 2.4%, respectively.

●	For 2021, the compensation actually paid for the PEO and the non-PEO NEOs as a percentage of net loss was approximately 3.4% and 1.4%, respectively.

●	Compensation actually paid to the PEO decreased by $251,016, or approximately 38.1%, in 2022.

●	Average compensation actually paid to the remaining non-PEO NEOs increased by $78,534, or approximately 28.6%, in 2022.

●	TSR decreased from $4.27 in 2021 to $0.40 in 2022, or approximately 90.6%.

●	Net Loss decreased approximately 25.7% from 2021 to 2022.

●	Net Sales Growth was 6.5% in 2021 and 7.9% in 2022.

The changes in compensation actually paid to our PEO during such periods as described in the pay versus performance table were largely driven by reduced value of option awards in 2022 versus 2021. The changes in average compensation actually paid to our non-PEO NEOs reflect the fact the two non-PEO NEOs were hired during 2021 and therefore their cash compensation in 2021 represents partial year compensation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information regarding the beneficial ownership (as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) of our common stock as of March 29, 2023 by (i) each of the directors and named executive officers, (ii) all of the directors, director nominees and executive officers as a group, and (iii) to our knowledge, beneficial owners of more than 5% of our common stock. As of March 29, 2023, there were 1,206,932 shares of our common stock outstanding. Unless otherwise indicated and subject to applicable community property laws, each owner has sole voting and investment powers with respect to the securities listed below.

Name of Beneficial Owner	Number of Shares	Right to Acquire(1)		Total	Aggregate Percent of Class(2)
John L. Erb(3)	4	4,237	(3)	4,241	*
Maria Rosa Costanzo, M.D.	—	—		—	—
Jon W. Salveson	—	248		248	*
Gregory D. Waller	—	248		248	*
Warren S. Watson	—	248		248	*
Lynn Blake	100	—		100	—
George Montague	—	—		—	—
Nestor Jaramillo, Jr.	4,098	1,148		5,246	*
Neil P. Ayotte	—	266		266	—
All directors and executive officers as a group (9 persons)	4,202	6,395		10,597	*

*	Less than one percent.

(1)	Except as otherwise described below, amounts reflect the number of shares that such holder could acquire through (i) the exercise of outstanding stock options, (ii) the vesting/settlement of outstanding RSUs, (iii) the exercise of outstanding warrants to purchase common stock, and (iv) the conversion of outstanding Series F Preferred Stock, in each case within 60 days after March 29, 2023.

(2)	Based on 1,206,932 shares outstanding as of March 29, 2023.

(3)	Consists of (i) 231 shares issuable upon the exercise of outstanding stock options, (ii) 6 shares issuable upon the exercise of outstanding warrants to purchase common stock and (iii) 4,000 shares issuable upon conversion of outstanding shares of Series F Convertible Preferred Stock (assuming all 100 shares of Series F Convertible Preferred Stock held by Mr. Erb are converted at once and rounded up to the nearest whole share), in each case within 60 days after March 29, 2023.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS

We give careful attention to related person transactions because they may present the potential for conflicts of interest. Under SEC rules, a related person transaction is any transaction or series of transactions in which: the Company or a subsidiary is a participant; the amount involved exceeds the lesser of $120,000 or 1% of the average of the Company’s total assets at year-end for the last two completed fiscal years; and a related person has a direct or indirect material interest. A “related person” is a director, executive officer, nominee for director or a more than 5% stockholder, and any immediate family member of the foregoing.

To identify related person transactions in advance, we rely on information supplied by our executive officers, directors and certain significant stockholders. We maintain a written policy for the review, approval or ratification of related person transactions, and our Audit Committee reviews all related person transactions identified by the Company. The Committee approves or ratifies only those related person transactions that are determined by it to be, under all of the circumstances, in the best interests of the Company and its stockholders.

The Company engaged in no related party transactions required to be reported under Item 404 of Regulation S-K for the fiscal years ended December 31, 2022 and 2021.

AUDIT COMMITTEE REPORT

The primary function of our Audit Committee is oversight of our financial reporting process, publicly filed financial reports, internal control over financial reporting, and the independent audit of our consolidated financial statements. The consolidated financial statements of the Company for the year ended December 31, 2022 were audited by Baker Tilly, the Company’s independent registered public accounting firm.

As part of its activities, the Audit Committee has:

●	reviewed and discussed the Company’s audited consolidated financial statements with management and the independent registered public accounting firm;

●	discussed with the independent registered public accounting firm the matters required to be discussed by the applicable requirements of the Public Company Accounting Oversight Board (the “PCAOB”) and the SEC;

●	assessed the permissibility of, and pre-approved all audit, audit-related and non-audit services provided by the independent registered public accounting firm; and

●	received the written disclosures and letter from the independent registered public accounting firm required by applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence and has discussed with the independent registered public accounting firm the independent registered public accounting firm’s independence.

Management is responsible for the Company’s system of internal control and financial reporting processes. Baker Tilly is responsible for performing an independent audit of the consolidated financial statements in accordance with the standards of the PCAOB and for issuing a report thereon. The Audit Committee’s responsibility is to monitor and oversee these processes. We are a “smaller reporting company” and exempt from the auditor attestation requirement in the assessment of our internal control over financial reporting pursuant to the Sarbanes-Oxley Act of 2002. As a result, Baker Tilly does not issue a report on the Company’s internal control over financial reporting.

Based on the foregoing review and discussions and a review of the report of Baker Tilly with respect to the consolidated financial statements, and relying thereon, the Audit Committee has recommended to the Board the inclusion of the audited consolidated financial statements in the Company’s annual report on Form 10-K for the year ended December 31, 2022, for filing with the SEC.

Audit Committee of the Board of Directors of Nuwellis, Inc.

Gregory D. Waller, Chairman

Maria Rosa Costanzo, M. D.

Warren S. Watson

AUDIT COMMITTEE MATTERS

Pre-Approval Policies and Procedures

The Audit Committee has adopted an auditor services pre-approval policy applicable to services performed for the Company by its independent registered public accounting firm. In accordance with this policy, the Audit Committee’s practice is to assess the permissibility of and pre-approve all audit, audit-related and non-audit services to be provided by the independent registered public accounting firm during the year. The Audit Committee may form and delegate authority to subcommittees consisting of one or more members when appropriate, including the authority to grant pre-approvals of audit and permissible audit-related and non-audit services. Any pre-approvals granted pursuant to delegated authority must be reported to the committee at its next regular meeting. The Audit Committee’s pre-approval policy is in the Audit Committee Charter, which is available on our website at http://ir.nuwellis.com/corporate-governance.

The Audit Committee has determined that the provision of the non-audit services described in the table below was compatible with maintaining the independence of our independent registered public accounting firm. The Audit Committee reviews each non-audit service to be provided and assesses the impact of the service on the auditor’s independence.

Independent Registered Public Accounting Firm Fees

Baker Tilly served as our independent registered public accounting firm for the years ended December 31, 2022 and December 31, 2021. The following table sets forth the fees we incurred for audit and other services provided by Baker Tilly in 2022 and 2021. 100% of such services described below were pre-approved in conformity with the Audit Committee’s pre-approval policies and procedures described above.

	2021 ($)	2022 ($)
Audit Fees(1)	203,862	333,755
Audit-Related Fees(2)	101,000	122,500
Tax Fees(3)(4)	43,126	43,503
All Other Fees	—	—
Total	347,988	499,758

(1)	Audit fees in 2022 and 2021 consisted of fees relating to the audit of the Company’s annual consolidated financial statements included in our Annual Report on Form 10-K and the review of interim condensed consolidated financial statements included in the Company’s Quarterly Reports on Form 10-Q.

(2)	Audit-Related fees consisted of reviews of the Company’s registration statements and the completion of comfort letter procedures associated with the Company’s securities offerings.

(3)	Tax fees in 2022 and 2021 consisted of fees for tax compliance, tax advice and tax planning services. Such fees primarily related to federal and state tax compliance and planning.

(4)	Includes fees in the amount of $10,103 and $11,151 that were paid in 2022 and 2021, respectively, to affiliates of Baker Tilly for tax services outside of the U.S.

PROPOSAL 2 – ADVISORY APPROVAL OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR 2023

In accordance with applicable law, the Audit Committee has ultimate authority and responsibility to select, compensate, evaluate and, when appropriate, replace our independent registered public accounting firm. See “Audit Committee Report” and “Audit Committee Matters” for additional information on Baker Tilly’s services provided to us in 2022.

At the Annual Meeting, the stockholders are being asked to approve the appointment of Baker Tilly as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2023. As the Audit Committee has responsibility for the selection of our independent registered public accounting firm, your approval of Baker Tilly is not necessary. However, the Audit Committee will take your vote on this proposal into consideration when selecting our independent registered public accounting firm in the future. Even if the stockholders ratify the selection of Baker Tilly, the Audit Committee may in its sole discretion terminate the engagement of Baker Tilly and direct the appointment of another independent auditor at any time during the year.

Representatives of Baker Tilly will attend the meeting, will have the opportunity to make a statement, if they desire to do so, and will be available to answer appropriate questions from our stockholders.

The Board recommends that you vote FOR the approval, on an advisory basis, of Baker Tilly as the Company’s independent registered public accounting firm for 2023.

ADDITIONAL MATTERS

Equity Compensation Plan Information

The following table sets forth certain information as of December 31, 2022, concerning our equity compensation plans:

Plan category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)		Weighted-average exercise price of outstanding options, warrants and rights (b)		Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	8,914	(1)	$342.01	(2)	16,671	(2)
Equity compensation plans not approved by security holders	1,571	(3)	$756.25		1,465	(4)
Total	10,485		$404.08		18,136

(1)	Consists of shares of our common stock that may be issued pursuant to outstanding stock options under the 2011 Plan, the 2017 Plan and the 2013 Directors’ Plan.

(2)	Consists of 14,400 shares of our common stock remaining available for future issuance under the 2017 Plan and 2,271 shares of our common stock remaining available for future issuance under the 2013 Directors’ Plan. No additional awards may be issued under the 2002 Stock Plan or the 2011 Equity Incentive Plan.

Each of the 2017 Equity Incentive Plan and the 2013 Directors’ Plan contains an “evergreen” provision, pursuant to which the number of shares available for issuance under the plan automatically adjusts by a percentage of the number of fully diluted shares outstanding. Specifically, pursuant to the 2017 Equity Incentive Plan, the share reserve under the plan will automatically increase on January 1st of each year, for a period of not more than ten years, commencing on January 1, 2018 and ending on (and including) January 1, 2027, to an amount equal to 17% of the fully diluted shares outstanding on December 31st of the preceding calendar year; provided that the Board may act prior to January 1st of a given year to provide that there will be no January 1st increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of shares than would otherwise occur. Pursuant to the 2013 Directors’ Plan, the share reserve under the plan will automatically increase on January 1st of each year, for a period of not more than ten years, commencing on January 1, 2014 and ending on (and including) January 1, 2023, by an amount equal to 2% of the fully diluted shares outstanding on December 31st of the preceding calendar year; provided that the Board may act prior to January 1st of a given year to provide that there will be no January 1st increase in the share reserve for such year or that the increase in the share reserve for such year will be a lesser number of shares than would otherwise occur.

(3)	Consists of shares of our common stock that may be issued pursuant to outstanding stock options under the New Hire Plan. The Board approved the New Hire Plan in July 2013. The New Hire Plan was superseded by our 2021 Inducement Plan in May 2021. The New Hire Plan provided for the grant of the following awards: options not intended to qualify as “incentive stock options” under Section 422 of the Code, restricted stock awards, RSU awards, stock appreciation rights and other stock awards. Eligible award recipients are individuals entering into employment with the Company who were not previously employees or directors of the Company or following a bona fide period of non-employment. All awards constituted inducements material to such individuals entering into employment with the Company within the meaning of the Nasdaq listing rules, and all awards must be granted either by the Compensation Committee or a majority of the Company’s independent directors. Promptly following the grant of an award under the New Hire Plan, the Company (i) issued a press release disclosing the material terms of the award and (ii) notified Nasdaq that it granted such award in reliance on the “inducement grant exemption” from Nasdaq’s stockholder approval requirements for equity compensation plans. As of May 2021, we are no longer issuing awards under the New Hire Plan.

(4)	Consists of shares of our common stock that may be issued pursuant to outstanding stock options under the Company’s 2021 Inducement Plan. The Board approved the 2021 Inducement Plan in May 2021. The 2021 Inducement Plan provides for the grant of the following awards: options not intended to qualify as “incentive stock options” under Section 422 of the Code, restricted stock awards, RSU awards, stock appreciation rights, performance stock awards, performance cash awards, and other stock awards. Eligible award recipients are individuals entering into employment with the Company who were not previously employees or directors of the Company or following a bona fide period of non-employment. All awards must constitute inducements material to such individuals entering into employment with the Company within the meaning of the Nasdaq listing rules, and all awards must be granted either by the Compensation Committee or a majority of the Company’s independent directors. Promptly following the grant of an award under the 2021 Inducement Plan, the Company must (i) issue a press release disclosing the material terms of the award and (ii) notify Nasdaq that it granted such award in reliance on the “inducement grant exemption” from Nasdaq’s stockholder approval requirements for equity compensation plans.

Availability of 2022 Annual Report to Stockholders

SEC rules require us to provide a copy of our 2022 annual report to stockholders who receive this proxy statement. Our 2022 annual report to stockholders includes our annual report on Form 10-K for 2022 (including certain exhibits). We will also provide copies of our 2022 annual report to stockholders, and to brokers, dealers, banks, voting trustees and their nominees for the benefit of beneficial owners. Additional copies of the 2022 annual report to stockholders (excluding certain exhibits or documents incorporated by reference in our annual report on Form 10-K for 2022) are available to stockholders at no charge upon written request to: Secretary, Nuwellis, Inc., 12988 Valley View Road, Eden Prairie, MN 55344, or on our website, www.Nuwellis.com, under the “Investors – Financials and Filings” tab.

Householding

The SEC has adopted rules that permit companies and intermediaries (such as brokers) to implement a delivery procedure called “householding.” Under this procedure, multiple stockholders who reside at the same address may receive a single copy of our 2022 annual report to stockholders and proxy materials unless the affected stockholder has provided other instructions. This procedure reduces printing costs and postage fees and helps protect the environment as well.

We expect that a number of brokers with account holders who are our stockholders will be “householding” our 2022 annual report to stockholders and proxy materials. A single set of the 2022 annual report to stockholders and proxy materials will be delivered to multiple stockholders sharing an address unless contrary instructions have been received from one or more of the affected stockholders. Once you have received notice from your broker that it will be “householding” communications to your address, “householding” will continue until you are notified otherwise or until you revoke your consent. Stockholders may revoke their consent at any time by contacting your broker.

Upon written or oral request, we will undertake to promptly deliver a separate copy of the 2022 annual report to stockholders and proxy materials to any stockholder at a shared address to which a single copy of any of those documents was delivered. To receive a separate copy of the 2022 annual report to stockholders and proxy materials, you may write our Secretary, Nuwellis, Inc., 12988 Valley View Road, Eden Prairie, MN 55344, or call (952) 345-4200.

Any stockholders who share the same address and currently receive multiple copies of the 2022 annual report to stockholders and other proxy materials who wish to receive only one copy in the future can contact their bank, broker or other holder of record to request information about “householding” or our Secretary at the address or telephone number listed above.

Requirements for Submission of Stockholder Proposals and Nominations for 2024 Annual Meeting

Under the rules of the SEC, if a stockholder wants us to include a proposal in our proxy statement and form of proxy for presentation at our 2024 annual meeting of stockholders (pursuant to Rule 14a-8 of the Exchange Act), the proposal must be received by us at our principal executive offices (Secretary, Nuwellis, Inc., 12988 Valley View Road, Eden Prairie, MN 55344) by the close of business on December 9, 2023. As the rules of the SEC make clear, simply submitting a proposal does not guarantee that it will be included.

Any stockholder director nomination or proposal of other business intended to be presented for consideration at the 2024 annual meeting, but not intended to be considered for inclusion in our proxy statement and form of proxy relating to such meeting (i.e., not pursuant to Rule 14a-8 of the Exchange Act), must be received by us at the address stated above not less than 90 days and not more than 120 days before the first anniversary of the date of the 2024 annual meeting. Therefore, such notice must be received between January 20, 2024 and the close of business on February 19, 2024 to be considered timely. However, if our 2024 annual meeting occurs more than 30 days before or more than 30 days after May 19, 2024, we must receive nominations or proposals (i) not later than the close of business on the later of the 90th day prior to the date of the 2024 annual meeting or the 10th day following the day on which public announcement is made of the date of the 2024 annual meeting, and (ii) not earlier than the 120th day prior to the 2024 annual meeting.

The above-mentioned proposals must also be in compliance with our Bylaws and the proxy solicitation rules of the SEC and Nasdaq, including but not limited to the information requirements set forth in our Bylaws. We reserve the right to reject, rule out of order or take other appropriate action with respect to any proposal that does not comply with the foregoing and other applicable requirements. In addition, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must also comply with the additional requirements of Rule 14a-19(b).

Solicitation by Board; Expenses

Our Board is sending you this proxy statement in connection with the solicitation of proxies for use at our annual meeting. In addition, our directors, officers and regular employees may solicit proxies personally, telephonically, electronically or by other means of communication, but they will not receive any additional compensation for these services. The expenses of any solicitation of proxies to be voted on at the Annual Meeting will be paid by the Company. We will pay the cost of preparing, assembling, and mailing the proxy materials. We have requested brokers, banks and other nominees to send the proxy materials to, and to obtain proxies from, the beneficial owners and we will reimburse such record holders for their reasonable expenses in doing so.

Important Notice Regarding the Availability of Proxy Materials for the Stockholder Meeting to be Held on May 19, 2023

The 2023 proxy statement and 2023 annual report are available at www.proxyvote.com.

Your cooperation in giving this matter your immediate attention and in voting your proxies promptly is appreciated.

By Order of the Board of Directors,

Neil P. Ayotte
Secretary

April 7, 2023

PROXY NUWELLIS, INC. PROXY SOLICITED BY THE BOARD OF DIRECTORS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2023 The undersigned hereby appoints Nestor Jaramillo, Jr. and Neil P. Ayotte, and each of them as proxies and attorneys-in-fact, with full power of substitution, and hereby authorizes them to vote all of the shares of stock of Nuwellis, Inc. which the undersigned may be entitled to vote at the Annual Meeting of Stockholders of Nuwellis, Inc. to be held on May 19, 2023 at 2:00 p.m. (Central Time). The Annual Meeting will be held in virtual only format. In order to attend the meeting, you must first register at https://www.viewproxy.com/NUWE/2023/ before 11:59 p.m. Eastern Time on May 17, 2023. After registering you will receive an e-mail containing a unique link and password that will enable you to attend the meeting and vote at the meeting and at any adjournment or postponement thereof (the “Annual Meeting”), with all powers that the undersigned would possess if personally present, upon and in respect of the following matters and in accordance with the following instructions, with discretionary authority as to any and all other matters that may properly come before the Annual Meeting. THIS PROXY, WHEN PROPERLY EXECUTED, WILL BE VOTED IN THE MANNER DIRECTED HEREIN. IF NO SUCH DIRECTION IS MADE, THIS PROXY WILL BE VOTED IN ACCORDANCE WITH THE BOARD OF DIRECTORS’ RECOMMENDATIONS. (Continued and to be marked, dated, and signed on other side) • PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. • Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 19, 2023: The Proxy Statement is available at: https://www.viewproxy.com/NUWE/2023.

Please mark your votes like this . The Board of Directors recommends a vote “FOR” the following: The Board of Directors recommends a vote “FOR” the following: Proposal 1. To elect two Class I directors named in the accompanying proxy statement, each to serve for a three-year term or until his successor has been duly elected and qualified. NOMINEES: FOR ALL . WITHHOLD ALL . FOR ALL EXCEPT . (1) Nestor Jaramillo, Jr . (2) Warren S. Watson . INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark“FOR ALL EXCEPT” and mark the box for each nominee you wish to withhold. DO NOT PRINT IN THIS AREA (Stockholder Name & Address Data) Address Change/Comments: (If you noted any Address Changes and/or Comments above, please mark box.) . CONTROL NUMBER Proposal 2. To approve, on an advisory basis, Baker Tilly US, LLP as our independent registered public accounting firm for the year ending December 31, 2023. FOR . AGAINST . ABSTAIN . Date Signature Signature (if held jointly) NOTE: This proxy should be marked, dated and signed by each stockholder exactly as such stockholder’s name appears hereon, and returned promptly in the enclosed envelope. When shares are held jointly, each holder should sign. When signing as an executor, administrator, attorney, trustee, or guardian, please give full title as such. If the signatory is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If the signatory is a partnership, please sign in the partnership name by authorized person. • PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED. • CONTROL NUMBER PROXY VOTING INSTRUCTIONS Please have your 11-digit control number ready when voting by Internet or Telephone. INTERNET Vote Your Proxy on the Internet: Go to www.FCRvote.com/NUWE Have your proxy card available when you access the above website. Follow the prompts to vote your shares. TELEPHONE Vote Your Proxy by Phone: Call 1-866-402-3905 Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares. MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.